SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         EAGLE PACIFIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
    Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

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                         EAGLE PACIFIC INDUSTRIES, INC.
                            2430 METROPOLITAN CENTRE
                            333 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                        ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 13, 1997
                        ---------------------------------

TO THE SHAREHOLDERS OF EAGLE PACIFIC INDUSTRIES, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of Eagle Pacific Industries, Inc. will be held on Tuesday, May 13, 1997, at the Hilton Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota. The meeting will convene at 3:30 p.m., Minneapolis Time, for the following purposes:

         1.       To set the number of directors at seven.

         2. To elect two Class III directors to serve until the 2000 Annual Meeting of Shareholders.

         3.       To approve the Company's 1997 Stock Option Plan.

         4. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

         5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 28, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors,



                                             William H. Spell
                                             Chief Executive Officer
Minneapolis, Minnesota
April 10, 1997

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.



                         EAGLE PACIFIC INDUSTRIES, INC.
                            -------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 13, 1997
                            -------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished to the shareholders of Eagle Pacific Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 13, 1997, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors, and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

         Any proxy may be revoked at any time before it is voted by written notice to the Secretary or any other officer of the Company, or by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

         The Company expects mailing of this Proxy Statement to shareholders of the Company will commence on or about April 10, 1997. The Company's corporate offices are located at 2430 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, and its telephone number is (612) 371-9650.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed March 28, 1997, as the record date for determining shareholders entitled to vote at the meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 28, 1997, the Company had outstanding two classes of stock: (i) 6,443,237 shares of $.01 par value Common Stock; and (ii) 18,750 shares of Series A 7% Convertible Preferred Stock (the "Preferred Stock"). Each share of Common Stock and Preferred Stock is entitled to one vote at the Annual Meeting.

         The presence in person or by proxy of the holders of a combined majority of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting.


           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table provides information as of March 28, 1997, concerning the beneficial ownership of the Company's Common Stock by persons who are known to own five percent or more of the Common Stock of the Company, by each executive officer named in the Summary Compensation Table, by each director, and by all directors and executive officers (including the named individuals) of the Company as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.

                                           Shares                    Percent
Name and Address of                     Beneficially                   of
 Beneficial Owner                          Owned                     Class(1)
-------------------                     ------------                 --------

William Blair Mezzanine                  750,000(2)                   11.1%
  Capital Fund, L.P.
222 West Adams Street
Chicago, IL 60606

Okabena Partnership K                    425,000                       6.6%
5140 Norwest Center
Minneapolis, MN 55402

William H. Spell                         408,963(3)(4)                 6.1%
2430 Metropolitan Centre
Minneapolis, MN 55402

Harry W. Spell                           344,332(4)(5)                 5.2%
2430 Metropolitan Centre
Minneapolis, MN 55402

Richard W. Perkins                       323,228(6)                    5.0%
730 East Lake Street
Wayzata, MN 55391

George R. Long                           251,807(7)                    3.9%
29 Las Brisas Way
Naples, FL  33963

Larry D. Schnase                         199,375(8)                    3.0%
146 North Maple
Hastings, NE 68901

G. Peter Konen                           186,797(9)                    2.8%
146 North Maple
Hastings, NE 68901

Bruce A. Richard                         109,822(10)                   1.7%
2458 Farrington Circle
Roseville, MN 55113

David P. Schnase                          73,750(11)                   1.1%
146 North Maple
Hastings, NE 68901

All Directors and Officers             1,872,574(12)                  25.4%
as a Group (9 persons)



(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 28, 1997 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(2) Includes 315,000 shares which may be purchased upon exercise of currently exercisable Warrants.

(3) Includes 250,000 shares which may be purchased upon exercise of currently exercisable options and 21,429 shares held by Mr. Spell's wife.

(4) Includes 30,500 shares held by the Spell Family Foundation. Messrs. Harry Spell and William Spell share voting and dispositive power over such shares.

(5) Includes 185,000 shares which may be purchased upon exercise of currently exercisable options.

(6) Includes 40,000 shares which may be purchased upon exercise of currently exercisable options. Also includes 147,286 shares held by Perkins Capital Management, Inc. ("PCM"), a registered investment adviser, for its clients. Mr. Perkins is the controlling shareholder and an officer of PCM and has sole dispositive power over such shares. Mr. Perkins disclaims beneficial ownership of the shares held by PCM.

(7) Includes 45,000 shares which may be purchased upon exercise of currently exercisable options.

(8) Includes 181,250 shares which may be purchased upon exercise of currently exercisable options.

(9) Includes 126,250 shares which may be purchased upon exercise of currently exercisable options.

(10) Includes 55,000 shares which may be purchased upon exercise of currently exercisable options.

(11) Includes 53,750 shares which may be purchased upon exercise of currently exercisable options.

(12) Includes 936,250 shares which may be purchased upon exercise of currently exercisable options.


                             SET NUMBER OF DIRECTORS
                                (PROPOSAL NO. 1)

         The Bylaws of the Company provide that the number of directors shall not be less than three nor more than twelve, as determined by the shareholders. The Board of Directors recommends that the number of directors be set at seven. Each Proxy will be voted for or against such number, or not voted at all, as directed in the Proxy.

VOTE REQUIRED; RECOMMENDATION

         The adoption of the resolution to set the number of directors requires the affirmative vote of the greater of (1) a majority of the voting power of shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 1.


                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 2)

GENERAL INFORMATION

         Two directors will be elected at the Annual Meeting of Shareholders. The Board of Directors consists of three classes of Directors, Class I who hold office until the 1999 Annual Shareholders Meeting, Class II who hold office until the 1998 Annual Shareholders Meeting and Class III who hold office until the 1997 Annual Shareholders Meeting or, in all cases, until their successors are elected. Larry D. Schnase and G. Peter Konen are current Class III directors whose terms expire as of this Annual Meeting. Messrs. Schnase and Konen have been nominated for reelection as Class III Directors by the Board of Directors and each has consented to being named as a nominee. It is intended that solicited proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but in the event any nominee is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose or, in the absence of such proposal, for such fewer directors as results from the inability of a nominee to serve.

  The Board currently consists of seven directors, including the nominees listed below:

         Class I directors whose terms of office will continue until the 1999 Annual Meeting of Shareholders:

                                    Richard W. Perkins(1)(2)
                                    George R. Long(3)
                                    Harry W. Spell(1)

         Class II directors whose terms of office will continue until the 1998 Annual Meeting of Shareholders:

                                    William H. Spell(2)
                                    Bruce A. Richard(1)(3)

         Class III Nominees whose terms of office will be until the 2000 Annual Meeting of Shareholders if elected by the shareholders of the Company:

                                    Larry D. Schnase(2)(3)
                                    G. Peter Konen

----------------------
(1)      Member of Compensation Committee
(2)      Member of Nominating Committee
(3)      Member of Audit Committee

         The following is information concerning the principal occupations of the nominees and those directors whose terms will continue beyond the Annual Meeting for at least the past five years.

         WILLIAM H. SPELL, AGE 40. Mr. Spell has been a director of the Company since January 1992 and Chief Executive Officer since January 1997, and served as the Company's President from January 1992 to January 1997. In addition, since 1994 Mr. Spell has been the Chief Executive Officer and director of Peerless Industrial Group, Inc., a manufacturer of chain and wire form products. Since 1988 Mr. Spell has been involved as a principal in investing in various transactions and currently is president of Spell Capital Partners, LLC. From 1981 through 1988, Mr. Spell was vice president and director of corporate finance at John G. Kinnard and Company, Incorporated, a regional investment banking firm located in Minneapolis. Mr. Spell serves as a director of Peerless Industrial Group, Inc. as well as several private organizations. Mr. Spell has a B.S. and an M.B.A. degree from the University of Minnesota.

         HARRY W. SPELL, AGE 73. Mr. Harry Spell has been Chairman of the Board of the Company since January 1992 and served as Chief Executive Officer from January 1992 to January 1997. In addition, since 1994 Mr. Spell has been the Chairman of the Board of Peerless Industrial Group, Inc. Since 1988, Mr. Spell has been involved as a principal in investing in various transactions and currently is Chairman of the Board of Spell Capital Partners, LLC. He was employed by Northern States Power, a Fortune 500 company, from 1949 until August 1988, where he served as Senior Vice President and Chief Financial officer. Mr. Spell currently serves as a director of Appliance Recycling Centers of America, Inc. and Peerless Industrial Group, Inc., as well as several private organizations.

         BRUCE A. RICHARD, AGE 67. Mr. Richard has been a director of the Company since March 1992, Secretary since the summer of 1993 and Vice Chairman since February 1996. He also served as Chief Financial Officer of the Company from mid-1993 to February 1996. As a member of Spell Capital Partners, LLC, Mr. Richard has been involved in numerous leveraged acquisitions and investment transactions. He retired as President and Chief Operating Officer of Northern States Power Company, a Fortune 500 company, in July of 1986. He is a former member of the Board of Regents of St. John's University and is actively involved in other philanthropic organizations.

         RICHARD W. PERKINS, AGE 66. Mr. Perkins has been a director of the Company since January 1992. Mr. Perkins has been President of Perkins Capital Management, Inc., a registered investment adviser, since 1984 and has 40 years experience in the investment business. Prior to establishing Perkins Capital Management, Inc., Mr. Perkins was a Senior Vice President at Piper Jaffray Inc. where he was involved in corporate finance and venture capital activities, as well as rendering investment advice to domestic and international investment managers. As a member of Spell Capital Partners, LLC, Mr. Perkins has been involved in numerous leveraged acquisition and investment transactions. Mr. Perkins is a director of various public companies, including: Bio-Vascular, Inc., Lifecore Biomedical, Inc., Children's Broadcasting Corporation, CNS, Inc., Quantech Ltd. and Nortech Systems, Inc.

         GEORGE R. LONG, AGE 66. Mr. Long has been a director of the Company since 1986. He has served as Chairman of the Board of Directors of the Mayfield Corporation, a financial advisory firm, since 1973. For over five years, he has been a private investor. Mr. Long also is a director of the IAI Series of Mutual Funds, Minneapolis, Minnesota.

         LARRY D. SCHNASE, AGE 64. Mr. Schnase has been a director of the Company since December 1993. He was Chief Executive Officer of the Company's subsidiary, Eagle Plastics, Inc. ("Eagle Plastics"), from its inception in 1984 until his retirement in January 1997, and served as President of Eagle Plastics from 1984 to February 1996. Prior to founding Eagle Plastics, Mr. Schnase served as Vice President of Sales for Western Plastics, a PVC pipe and PE tubing manufacturer. Mr. Schnase has over 35 years of experience in the business of manufacturing and sales of plastic pipe.

         G. PETER KONEN, AGE 47. Mr. Konen has been a director of the Company since December 1993 and President of the Company since January 1997. In addition, he has served as President of Eagle Plastics since February 1996. He was Executive Vice President and Chief Operating Officer of Eagle Plastics from 1984 to February 1996. Prior to 1984, he was Plant Manager with Western Plastics, a PVC pipe and PE tubing manufacturer. Mr. Konen has over 22 years of experience in the manufacturing and sales of plastic pipe.

         Harry W. Spell is William H. Spell's father.

VOTE REQUIRED; RECOMMENDATION

         The election of each nominee requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting. The Board unanimously recommends that shareholders vote "For" the two nominees for Class III directors named above.

COMMITTEE AND BOARD MEETINGS

         The Company has an Audit Committee whose members during fiscal 1996 were Messrs. Richard (Chairman), Konen and Perkins and which met once during such fiscal year. The Audit Committee, among other responsibilities, recommends to the full Board of Directors the selection of auditors and reviews and evaluates the activities and reports of the auditors, as well as the internal accounting controls of the Company.

         The Company has a Compensation Committee whose members during fiscal 1996 were Messrs. Perkins (Chairman), Long and Richard. The Compensation Committee met once during fiscal 1996. The Compensation Committee is charged with determining the compensation to be paid to officers of the Company and to determine other compensation issues if requested by the Board of Directors.

         Finally, the Company has a Nominating Committee whose members during fiscal 1996 were Messrs. Harry Spell (Chairman), Schnase and William Spell and which met once in fiscal 1996. The Nominating Committee presents nominees for members on the Board of Directors to the full Board of Directors for approval. The Nominating Committee does consider nominees recommended by Company shareholders. Such recommendations should be submitted in writing to William Spell and include a biography of the nominee.

         The Board of Directors met six times during fiscal 1996. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which he served.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         COMPENSATION COMMITTEE'S RESPONSIBILITY. The Compensation Committee of the Board of Directors is currently composed of directors Richard A. Perkins, who is the Chairman of the Committee, Bruce A. Richard and Harry W. Spell. Harry
W. Spell was Chief Executive Officer of the Company during 1996. Bruce Richard was Chief Financial Officer of the Company from mid-1993 to February 1996, and is currently Vice Chairman and Secretary. During 1996, the Compensation Committee members were Richard Perkins, George Long and Bruce Richard. The Committee is responsible for developing and making recommendations to the Board with respect to compensation of the executive officers of the Company and its three subsidiaries.

         COMPENSATION PHILOSOPHY. The Company is concerned with finding and retaining top quality employees. The Committee looks at industry averages and surveys, and also considers geographic location in establishing salaries.

         The executive compensation plan is comprised of base salaries, annual EBITDA performance bonuses, long-term incentive compensation in the form of stock option awards and Company loans to purchase stock, and various benefits in which all qualified employees of the Company participate. In addition, the Compensation Committee from time to time may award special cash bonuses or stock options related to non-recurring, extraordinary performance.

         BASE SALARY. Base salaries for executive officers are reviewed by the Committee on an annual basis. Each year the Committee assesses the executive employee's level of responsibility, experience, and external market standards. For the year ended 1996, salaries were considered to be low so compensation was increased. Each year the Committee reviews the Company's performance and recommends to the full Board the salaries for the coming year.

         ANNUAL INCENTIVES. In 1996, the Company adopted an EBITDA (earnings before interest, taxes, depreciation and amortization) Bonus Plan (the "Bonus Plan"). Generally, executives receive a percentage, up to 100%, of potential bonuses based upon the Company's performance relative to EBITDA goals. Under the Bonus Plan, the Board of Directors establishes the Company's EBITDA goals and identifies other factors that will be considered in awarding bonuses. The Compensation Committee presents recommendations to the Board for executives' potential bonuses for the Board's approval.

         LONG TERM INCENTIVES. The Company may grant some executive level employees long-term awards, including stock options pursuant to the Company's 1997 Stock Option Plan. Prior to 1997, the Company had a 1991 Stock Plan, however no awards were made under such plan during 1996. Beginning in 1997, awards under the 1991 Stock Plan will no longer be made. The Company adopted a Leverage Equity Purchase Plan (the "LEPP") in 1996 under which the Company loans 90% of the cost of purchasing shares of the Company's common stock to selected employees. The purpose of the LEPP is to more closely align the goals and motivation of management with those of other shareholders and to provide key personnel with a long-term capital accumulation opportunity. In 1996, the Company made grants under the LEPP to executive employees in the amount of $190,000 and total grants under the LEPP to all employees of $510,000.

         OTHER COMPENSATION PLANS. The Company has adopted certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitation on the amounts that may be contributed or the benefits payable under those plans. The Company's subsidiaries maintain plans qualified under I.R.C. Section 401(k), and the Company made aggregate contributions to such plans of $243,191 for year ended 1996, and a contribution of $58,999 for year ended 1995.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Harry W. Spell served as the Company's Chief Executive Officer in 1996. Mr. Harry Spell received compensation of $7,200 in 1996. Beginning January 1997, William H. Spell, formerly the President and Chief Operating Officer, will serve as the Company's Chief Executive Officer. The Compensation Committee has established a base salary of $108,000 for Mr. William Spell and he is eligible for a cash bonus of up to $51,000 beginning 1997.

         MEMBERS OF THE COMPENSATION COMMITTEE. Richard W. Perkins, George R. Long and Bruce A. Richard.

SUMMARY COMPENSATION TABLE

         The following table sets forth all cash compensation paid or to be paid by the Company and its subsidiary, Eagle Plastics, as well as certain other compensation paid or accrued, during the last three fiscal years to the Chief Executive Officers of the Company and Eagle Plastics and the executive officers of the Company and Eagle Plastics who received more than $100,000 during fiscal 1996:

                                                                                                      Long Term
                                                                                                        Compen-
                                                               Annual Compensation                      sation
                                                --------------------------------------------------      ------
                                                                                                      Securities
                                                                                                      Underlying
         Name and                                                                        Other          Options             All
         Principal                Fiscal                                                 Annual           and              Other
         Position                  Year         Salary(1)            Bonus            Compensation        SARs          Compensation
         --------                  ----         ---------            -----            ------------    ------------      ------------
Harry W. Spell                     1996         $  7,200(2)                0                0                0              0
 Chairman of the                   1995         $  7,200                   0                0           15,000              0
 Board and former                  1994         $  6,000                   0                0                0              0
 Chief Executive
 Officer of the Company

William H. Spell                   1996         $ 89,188(3)         $ 55,000                0                0              0
 Chief Executive                   1995         $ 74,648            $      0                0           50,000              0
 Officer of                        1994         $ 62,500            $ 35,000                0                0              0
 the Company and
 Chairman and CEO
 of Eagle Plastics

Larry D. Schnase                   1996         $179,050(4)         $150,000                0                0              0
 Former Chief Executive            1995         $167,225            $      0                0           35,000              0
 Officer of Eagle                  1994         $150,000            $150,000                0                0              0
 Plastics

G. Peter Konen                     1996         $145,000(5)         $ 75,000                0                0              0
 President of the                  1995         $118,000            $      0                0           75,000              0
 Company and                       1994         $105,500            $ 50,000                0                0              0
 Eagle Plastics

David Schnase                      1996         $137,797(6)         $ 12,500                0                0              0
 Sr. Vice President of the         1995         $139,970(6)         $      0                0           30,000              0
 Company and                       1994         $115,818(6)         $ 12,500                0                0              0
 Eagle Plastics
-----------------------

(1) Compensation to Messrs. Peter Konen, Larry and David Schnase and William Spell is paid by Eagle Plastics, the Company's Subsidiary, which was acquired by the Company on December 17, 1993.

(2) During 1996, Harry W. Spell, pursuant to an oral agreement, received $600 per month for his services as Chairman of the Board and Chief Executive Officer. No other benefits were provided to Mr. Spell other than stock options that he has received.

(3) William H. Spell, Chief Executive Officer of the Company, entered into a restated employment contract with the Company for a three year term beginning January 1, 1997. Under such contract, Mr. Spell will receive an annual base salary (currently $108,000) and a $600 per month car allowance. Along with this base salary, he can receive a bonus up to $51,000 per year if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a two year noncompetition clause and provides for a severance payment equal to Mr. Spell's base salary in the event of his termination other than for cause.

(4) Larry Schnase, former Chief Executive Officer of Eagle Plastics, entered into a Consulting Agreement and Release for a two year term beginning January 1, 1997. Under such agreement, Mr. Schnase resigned as an officer and employee of the Company and its subsidiaries. Mr. Schnase will receive monthly compensation of $10,000 during 1997 and $8,333 during 1998 and will be assigned the Company's interest in two insurance policies on his life. Along with this compensation, Mr. Schnase can receive an annual bonus up to $30,000, if the Company meets certain operating profit levels. Such consulting agreement has a confidentiality provision and a five year noncompetition clause. Mr. Schnase's existing Deferred Compensation Agreement will remain in effect until January 1, 1999 but was amended to provide that the payments for $75,000 upon his death or upon termination of his consulting arrangement with the Company shall be increased at the rate of 7% per year.

(5) G. Peter Konen, President, entered into a restated employment contract for a three year term beginning January 1, 1997. Under such contact, Mr. Konen will receive an annual base salary (currently $175,000) and a $600 per month car allowance. Along with his base salary, Mr. Konen can receive an annual bonus up to $81,000 if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a two year noncompetition clause and provides for a severance payment equal to Mr. Konen's base salary in the event of his termination other than for cause.

(6) David P. Schnase, Senior Vice President-Sales, entered into an employment contract for a three year term beginning January 1, 1997. Under such contract, Mr. Schnase will receive an annual base salary (currently $125,000). Along with his base salary, Mr. Schnase can receive an annual bonus up to $35,000 if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a two-year noncompetition clause and provides for a severance payment equal to his then annual base salary in the event of his termination other than for cause. Salary figures shown for Mr. Schnase include commissions of $50,297, $52,470 and $50,818 for years ended 1996, 1995 and 1994 respectively.


OPTION/SAR GRANTS DURING 1996 FISCAL YEAR

         No stock options or SARs were granted to the named executive officers during fiscal 1996.


OPTION/SAR EXERCISES IN 1996 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth information as to individual exercises of options, number of options and value of options at December 31, 1996 with respect to the named executive officers:

                                                         Number of                 Value of
                                                        Unexercised              Unexercised
                                                         Securities              In-the-Money
                                                         Underlying              Options/SARs
                                                        Options/SARs                  at
                           Shares                      at FY-End(#)(2)            FY-End($)(1)
                          Acquired         Value        Exercisable/             Exercisable/
        Name            on Exercise     Realized(1)    Unexercisable            Unexercisable
        ----            -----------     -----------    -------------            -------------
William H. Spell           35,000         $110,470      250,000/0                $353,281/0

Harry W. Spell             35,000         $110,470      185,000/0                $332,656/0

Larry D. Schnase                0                0      181,250/48,750           118,125/39,375

G. Peter Konen                  0                0      126,250/43,750           66,875/25,625

David P. Schnase                0                0      53,750/21,250            36,250/13,750
------------------

(1) Based on the difference between the closing price of the Company's Common Stock as reported by Nasdaq on the date of exercise or at fiscal year end, as the case may be, and the option exercise price.

(2) Does not include outstanding options to purchase Common Stock of Eagle Plastics at $.75 per share held by William Spell (100,000 shares), Larry Schnase (380,000 shares), Peter Konen (80,000 shares) and David Schnase (40,000 shares).

DIRECTORS' COMPENSATION

         In 1996, each director who was not an employee of the Company or a subsidiary (other than the Chairman and the Vice Chairman) was entitled to a fee of $600 for attendance at each meeting of the Board of Directors or any committee meeting of the Board. Harry W. Spell, Chairman of the Board, and Bruce
A. Richard, Vice Chairman of the Board, were compensated for their services in such capacities at the rate of $600 per month and $450 per month, respectively. Also, pursuant to the Company's 1991 Stock Option Plan (the "1991 Plan"), each nonemployee member of the Board of Directors was entitled to receive at the time of his election or re-election, an option to purchase 5,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the Company's Common Stock on the date of such election or re-election. In connection with its adoption of the Company's 1997 Stock Option Plan (See Proposal No. 3 below), the Board has determined that no additional options will be granted under the 1991 Plan. In 1997, Harry W. Spell and Bruce A. Richard shall receive fees of $24,000 and George R. Long and Richard W. Perkins shall receive fees of $9,000 for their roles as non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Office Sharing. William H. Spell, President of the Company, pursuant to his employment contract, has an office sharing arrangement with the Company. In addition to those responsibilities pertaining to the Company, Mr. Spell is engaged in activities unrelated to those of the Company, for which he has agreed to pay a fee equal to fair market value. Currently, another business with which Mr. Spell is involved shares the space with the Company and pays fees to the Company for such office sharing. Because of such payments, Mr. Spell's payment obligation under his employment contract has been waived by the Company. The Company's Board of Directors has approved a proposed arrangement whereby the Company would pay a monthly fee of $10,000 for rent, secretarial support and other incidentals. The proposed arrangement is expected to take effect mid-year 1997.

         Eagle Stock Agreement. In conjunction with the acquisition of Eagle Plastics, the Company entered into an Eagle Stock Agreement (the "Agreement"). Pursuant to the Agreement: (i) an aggregate of 628,581 shares of Eagle Plastics Common Stock held by Larry Schnase and G. Peter Konen; (ii) an aggregate of 500,000 shares of Eagle Plastics Common Stock that may be acquired upon exercise of Stock Options held by Larry Schnase, G. Peter Konen and David Schnase; and
(iii) up to 338,357 shares that may be purchased upon exercise of Stock Options that may be granted under the Eagle Plastics 1993 Stock Option Plan (collectively the "Liquidity Shares") have liquidity rights. Such liquidity rights provide that at any time after June 30, 1995, upon request by a holder of Liquidity Shares, the Company will provide such holder liquidity in his or her Liquidity Shares by: (i) purchasing such Liquidity Shares for cash based on the market value of the Company's Common Stock at the time of the request; (ii) by registering the Liquidity Shares pursuant to the Securities Act of 1933, as amended, for public sale; (iii) exchanging the Liquidity Shares for the Company's Common Stock on a one-for-one ratio, provided, however, that only 314,290 of the Liquidity Shares may be presented to the Company pursuant to the Agreement from June 30, 1995 through December 31, 1995 and an additional 157,145 Liquidity Shares may be presented after January 1, 1997 and January 1, 1998. The determination of which form of liquidity to be provided is in the sole discretion of the Company. During Fiscal 1996, 34,047 Liquidity Shares previously owned by Peter Konen were exchanged for 34,047 shares of the Company's Common Stock.

         Employment Agreements. The Company entered into Employments Agreements with William H. Spell, G. Peter Konen and David P. Schnase, and a Consulting Agreement and Release with Larry D. Schnase, all as more specifically described herein in the notes to the Summary Compensation Table.

         The Company has entered into an employment contract with Patrick M. Mertens, Chief Financial Officer, for a three year term beginning January 1, 1997. Under such contract, Mr. Mertens will receive an annual base salary (currently $90,000). Along with his base salary, Mr. Mertens can receive an annual bonus up to $21,000 if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to his then annual base salary in the event of his termination other than for cause.

         William Blair Mezzanine Fund, L.P. Agreement. The Company entered into a Plan of Recapitalization dated March 16, 1995 with William Blair Mezzanine Capital Fund, L.P., an Illinois limited partnership ("Blair"). Pursuant to this, Blair was issued a senior subordinated debenture of Eagle Plastics in the principal amount of $7,500,000 which was guaranteed by the Company, a warrant to purchase 100,000 shares of the Company's common stock at $3.00 per share, and 210,000 shares of Company common stock. In addition, Blair was granted, among other things, the right to receive certain cash payments. On May 10, 1996 the Company, its subsidiaries and Blair entered into an Amendment Agreement revising the terms of the March 1995 Plan of Recapitalization. Under the Amendment Agreement, the Company paid Blair $970,000 as full payment of all cash payments owed, $3,000,000 as a partial prepayment under the senior subordinated debenture and issued a warrant to purchase 215,000 shares of Company common stock at $3.25 per share.

STOCK PERFORMANCE CHART

         The following chart compares the cumulative total shareholder return on the Company's Common Stock with the S&P Midcap 400 Index and an index of peer companies selected by the Company (the "Peer Group Index"). The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                           TOTAL SHAREHOLDER RETURNS

                                              YEARS ENDING
                         BASE
                        PERIOD
COMPANY NAME/INDEX       DEC91     DEC92     DEC93     DEC94     DEC95     DEC96
--------------------------------------------------------------------------------
EAGLE PAC INDUSTRIES INC  100      433.33    500.00    600.00    383.20   733.33
S&P MIDCAP 400 INDEX      100      111.91    127.53    122.96    161.00   191.91
PEER GROUP                100      136.36    115.15    145.45    187.88   175.76



         The Peer Group Index includes the following companies: Lamson and Sessions Co. and Royal Group Tech Ltd.


                       APPROVAL OF 1997 STOCK OPTION PLAN
                                (PROPOSAL NO. 3)

GENERAL

         The Board of Directors has adopted, subject to shareholder approval, the Company's 1997 Stock Option Plan (the "Plan") and reserved 1,000,000 shares of the Company's Common Stock for issuance pursuant to the Plan.

         A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

DESCRIPTION OF PLAN

         PURPOSE. The purpose of the Plan is to promote the success of the Company by facilitating the employment and retention of competent personnel and by furnishing incentive to directors, officers, employees and key consultants upon whose efforts the success of the Company will depend to a large degree.

         TERM. Incentive stock options may be granted under the Plan for a period of ten years from the date of adoption of the Plan by the Board of Directors. Nonqualified stock options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board.

         ADMINISTRATION. The Plan may be administered by the Board of Directors or a Committee of the Board of Directors (the "Committee"). The Plan gives broad powers to the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.

         ELIGIBILITY. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the Plan. All employees, directors and officers of, and consultants and advisors to, the Company or any subsidiary are eligible to receive nonqualified stock options. As of February 28, 1997, the Company had approximately 331 employees (of which five are officers) and three directors who are not employees.

         OPTIONS. When an option is granted under the Plan, the Committee at its discretion specifies the option price, the type of option (either "incentive" or "nonqualified") to be granted, and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock and, unless otherwise determined by the Committee, the option price of a nonqualified option will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The market value of the Company's Common Stock on March 25, 1997 was $4.00. The term during which the option may be exercised and whether the option will be exercisable immediately, in stages or otherwise are set by the Committee, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or, if approved by the Committee, Common Stock of the Company valued at the stock's then fair market value. Each incentive stock option granted under the Plan is nontransferable during the lifetime of the optionee. Each outstanding option under the Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment or other relationship with the Company.

         AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee except as authorized in the event of merger, consolidation or liquidation of the Company and (ii) the Plan may not, without the approval of the shareholders, be amended in any manner that will (a) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (b) change the designation of the class of employees eligible to receive options; (c) decrease the price at which options will be granted; or (d) materially increase the benefits accruing to optionees under the Plan.

         FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised, equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment-related taxes on such ordinary income.

         Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

         PLAN BENEFITS. The table below shows the total number of stock options that have been received by the following individuals and groups under the Plan as of March 28, 1997:

                                                     Total Number of
         Name and Position/Group                    Options Received
         -----------------------                    ----------------

Harry W. Spell, Chairman and Former CEO                     0
William H. Spell, CEO                                       0
Larry D. Schnase, Former CEO of Eagle Plastics              0
David P. Schnase, Senior Vice President                     0
G. Peter Konen, President                                   0
Current Executive Officer Group                             0
Current Non-executive Officer Director Group                0
Current Non-executive Officer Employee Group           30,250

         Because future grants of stock options are subject to the discretion of the Committee, the future benefits that may be received by these individuals or groups under the Plan cannot be determined at this time.

VOTE REQUIRED; RECOMMENDATION

         The Board of Directors recommends that the shareholders approve the 1997 Stock Option Plan. Approval of the Plan requires the affirmative vote of the greater of (i) a majority of the shares represented at the meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.


                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 4)

         Deloitte & Touche LLP, independent public accountants, has served as the auditors of the Company since August 18, 1992. The Board of Directors has again selected Deloitte & Touche LLP as the Company's auditors for fiscal 1997 and shareholder ratification of the appointment is requested. In the event the appointment is not approved by the shareholders, the Board of Directors will reconsider its decision.

         A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The Board of Directors recommends a vote "For" the appointment of Deloitte & Touche LLP.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to Insiders were complied with except as follows: Forms 3 were filed late by David Schnase and Patrick Mertens; two forms covering two transactions were filed late by G. Peter Konen; and one form covering one transaction was filed late by each of Harry W. Spell, William
H. Spell and David Schnase.


                              SHAREHOLDER PROPOSALS

         The proxy rules of the Securities and Exchange Commission permit shareholders of a Company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company did not receive from its shareholders any proposals for action at the 1997 Annual Meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company on or before December 4, 1997 to be includable in the Company's proxy statement and related proxy for the 1998 annual meeting.


                                     GENERAL

         Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.


         The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended December 31, 1996. No portion of the Annual Report is incorporated herein or is considered to be proxy soliciting material. SHAREHOLDERS MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: INVESTOR RELATIONS, EAGLE PACIFIC INDUSTRIES, INC., 2430 METROPOLITAN CENTRE, 333 SOUTH SEVENTH STREET, MINNEAPOLIS, MINNESOTA 55402.



                                        By Order of the Board of Directors,


                                        William H. Spell
                                        Chief Executive Officer




                         EAGLE PACIFIC INDUSTRIES, INC.

                                      PROXY
         FOR 1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Harry W. Spell and William H. Spell, and each of them acting alone, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of Eagle Pacific Industries, Inc. (the "Company") registered in the name of the undersigned, at the Company's 1997 Annual Meeting of Shareholders to be held at the Hilton Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:30 p.m., Minneapolis Time, on Tuesday, May 13, 1997, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the Meeting.

1.       To set the number of directors at seven.

         |_|  FOR                   |_| AGAINST                   |_| ABSTAIN

2. To elect two Class III directors to hold office until the 2000 Annual Meeting of Shareholders. (Nominees: Larry D. Schnase and G. Peter Konen)

         |_| FOR all nominees listed above     |_| WITHHOLD AUTHORITY to vote
             (except those whose names have        for all nominees listed above
             been written on the line below)

         (To withhold authority to vote for any individual nominee write that nominee's name on the line below.)

         -----------------------------------------------------------------------

3.       To approve the Company's 1997 Stock Option Plan.

         |_|  FOR                   |_| AGAINST                   |_| ABSTAIN

4. To ratify and approve the selection of Deloitte & Touche LLP as independent public accountants for the Company for the current fiscal year.

         |_|  FOR                   |_| AGAINST                   |_| ABSTAIN

5.       OTHER MATTERS.  In their discretion, the appointed Proxies are.

         |_| AUTHORIZED                                  |_| NOT AUTHORIZED

         to vote upon such other business as may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL AND, IN THE CASE OF PROPOSAL #5 WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL #5.

Dated:  ____________________, 1997      ________________________________________

                                        ________________________________________
                                        (PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner should sign.)